Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Kelly Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS ANNOUNCES STRONG FOURTH QUARTER 2011 EARNINGS

ST. LOUIS, February 14, 2012 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced earnings for the fourth quarter ended December 31, 2011.

Highlights

•	Net sales were $269.0 million in the quarter ended December 31, 2011, a year-over-year increase of 10.3%, and a seasonal sequential decrease from the immediately preceding quarter of 3.5%.

•	Operating income in the quarter was $23.1 million or 8.6% of net sales.

•

Adjusted EBITDA was $44.1 million or 16.4% of net sales, compared with $36.0 million or 14.8% of net sales in the quarter ended December 31, 2010, and compared with $40.3 million or 14.5% of net sales in the immediately preceding quarter ended September 30, 2011.

•	GAAP earnings per basic and diluted share were $0.75 and $0.74, respectively, for the quarter ended December 31, 2011, on approximately 20 million average shares outstanding.

•

Adjusted EPS were $0.97 for the quarter, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended December 31, 2010 and September 30, 2011, were $0.45 and $0.50, respectively.

“In addition to a relatively stable cost environment in our fourth quarter, the combination of a couple of favorable factors resulted in a record earnings quarter for Viasystems,” noted David M. Sindelar, Chief Executive Officer. “As I highlighted in my comments last week, sales resulting from the effects of the Thailand flooding improved demand and sales mix in our fourth quarter. During the quarter, we also generated premium pricing on other PCB production orders, and we took advantage of an increase in our PCB capacity due to reduced PRC governmental energy rationing during the period.”

“Automotive customer demand reached record levels in 2011, and despite some seasonal slowing in our fourth quarter, customers’ forecasts indicate stable-to-increasing demand in the coming year,” highlighted Mr. Sindelar. “We executed on several opportunities in the computer and datacommunications end market during 2011, experiencing year-over-year fourth quarter demand growth of more than 40%, and we see additional opportunities in that market for 2012. Demand for our industrial & instrumentation products is broad based, and customers for wind energy products are signaling strong demand for 2012 ahead of the pending lapse of tax incentives. Overall U.S. military and aerospace end market demand continues to feel downward pressure from reduced domestic spending, but we expect to continue to gain market share for modest growth in 2012. However, we believe that telecommunications demand in 2012 is still uncertain, as the industry continues its tepid level of new developments.”

“As I look ahead to 2012 as a whole, and with the understanding that the recent levels of premium pricing cannot be sustained in the long term, I expect to see our annual sales grow in the range of 4-8%, with an overall gross margin rate that is in line with our historical averages,” continued Sindelar. “As a basis for those expectations, I anticipate increased seasonal capacity limitations in 2012 caused by energy rationing as well as temporary capacity constraints during the forced relocation of PCB production currently manufactured in our Huizhou, China factory. I also anticipate mandated wage increases in China to be slightly lower than those experienced in 2011. I estimate the increase to be in the range of 13-15%. Our non-cash charges for depreciation are expected to increase in 2012 as a result of our capacity expansion/replacement projects. In addition, the ultimate closure of the Huizhou factory by the end of 2012 is expected to result in approximately $13-15 million of non-recurring cash costs for severance and shutdown. In an effort to effectively transition the Huizhou production to allow us (i) to shift customer orders judiciously to our other factories and (ii) to redeploy manufacturing equipment from that factory during 2013 after the site closure is completed, we have contracted to buy out our joint venture partner’s 15% ownership in Huizhou for approximately $10 million.”

Financial Results

The company reported net sales of $269.0 million for the three months ended December 31, 2011, a 10.3% year-over-year increase compared with net sales during the fourth quarter of 2010. Year-over-year increases in net sales to the company’s automotive, industrial & instrumentation, computer and datacommunications, and military and aerospace end market customers were partially offset by declines in net sales to telecommunications end market customers. Compared with the three months ended September 30, 2011, net sales declined by 3.5% for the quarter ended December 31, 2011. Sequentially, net sales increased in both computer and datacommunications, and military and aerospace end markets, but declined in automotive, telecommunications and industrial & instrumentation end markets.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales improved to 76.5% for the quarter ended December 31, 2011, compared to 78.6% in the immediately preceding quarter. As compared to the quarter ended September 30, 2011, the composition of the company’s net sales was more heavily weighted to Printed Circuit Board products, for which gross margins are generally higher than for Assembly products. In addition, premium pricing opportunities increased the PCB segment’s profitability in the fourth quarter.

Operating income was $23.1 million or 8.6% of net sales for the three months ended December 31, 2011, compared with $19.6 million or 8.1% of net sales for the fourth quarter of 2010, and compared with $21.4 million or 7.7% of net sales for the three months ended September 30, 2011. Improved sales mix in addition to a reduction in cost of goods sold was partly offset by increased depreciation expense and increased restructuring charges. The restructuring charges related principally to (i) relocation of the company’s Juarez, Mexico manufacturing operations to a new, larger facility, and (ii) an increase in estimated long-term obligations associated with previously closed manufacturing facilities.

Adjusted EBITDA, on a non-GAAP basis, was $44.1 million or 16.4% of net sales for the three months ended December 31, 2011, compared with $36.0 million or 14.8% of net sales for the fourth quarter of 2010, and compared with $40.3 million or 14.5% of net sales for the three months ended September 30, 2011. Improved product sales mix, together with the reduction of cost of goods sold, contributed to the improved Adjusted EBITDA. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended December 31, 2011, net income was $15.6 million, of which $15.0 million was attributable to common stockholders, and resulted in $0.75 and $0.74 of earnings per basic and diluted share, respectively. Adjusted EPS, on a non-GAAP basis, for the three months ended December 31, 2011 was $0.97. A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the fourth quarter of 2011 were $224.0 million and $22.3 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $196.7 million and $17.5 million, respectively, for the fourth quarter of 2010 and compared with Printed Circuit Boards segment net sales and operating income of $224.4 million and $20.8 million, respectively, for the quarter ended September 30, 2011. Year-over-year PCB segment net sales increases to customers in the automotive, industrial & instrumentation, computer and datacommunications, and military and aerospace end markets were partly offset by reduced sales to telecommunications customers. Sequentially, increased PCB segment net sales to industrial & instrumentation, computer and datacommunications, and military and aerospace end market customers were slightly more than offset by decreases in net sales to automotive and telecommunications customers. Sales of premium-priced PCB products increased year-over-year and sequentially.

Net sales and operating income in the company’s Assembly segment for the fourth quarter were $45.0 million and $1.6 million, respectively, compared with Assembly segment net sales and operating income of $47.2 million and $2.1 million, respectively, for the fourth quarter of 2010 and compared with Assembly segment net sales and operating income of $54.4 million and $0.7 million, respectively, for the quarter ended September 30, 2011. Despite temporary loss of capacity during the relocation of the company’s Juarez, Mexico operations, year-over-year increases in Assembly segment net sales increased in all end markets except telecommunications. Sequential Assembly segment net sales experienced seasonal softness across all end markets.

Cash and Working Capital

Cash and cash equivalents at December 31, 2011, were $71.3 million, compared with $103.6 million at December 31, 2010, and compared with $68.5 million at September 30, 2011. Cash provided by operating activities was $71.4 million during the year ended December 31, 2011, of which $31.4 million was provided by fourth quarter operating activities. Cash used for payment of interest and income taxes during the year ended December 31, 2011 was $27.4 million and $12.9 million, respectively, of which $0.3 million and $3.1 million, respectively, was paid during the quarter ended December 31, 2011. The company increased its investment in inventory in preparation for its planned January 2012 PRC factory shutdowns during the Chinese New Year holidays.

Capital expenditures for the year ended December 31, 2011 were $101.7 million, of which $26.5 million was spent during the fourth quarter. Cash used for capital expenditures during the year ended December 31, 2011, was the primary cause for the overall use of cash as compared to cash and cash equivalents at December 31, 2010.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 3:30 p.m. Eastern Time today, February 14, 2011. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 49001517. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K expected to be filed by Viasystems with the SEC on February 9, 2011 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ approximately 14,000 employees around the world serve approximately 800 customers in the automotive, telecommunications, industrial & instrumentation, computer and datacommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 31, 2011	September 30, 2011	December 30, 2010
Net sales	$269,045	$278,818	$243,874
Operating expenses:
Cost of goods sold, exclusive of items shown separately	205,691	219,233	191,500
Selling, general and administrative	21,646	21,216	17,636
Depreciation	17,238	16,508	14,879
Amortization	416	428	443
Restructuring and impairment	946	—	(232)

Operating income	23,108	21,433	19,648
Other expense:
Interest expense, net	7,238	7,235	7,222
Amortization of deferred financing costs	504	503	503
Other, net	(58)	439	(205)

Income before income taxes	15,424	13,256	12,128
Income taxes	(129)	5,871	2,586

Net income	$15,553	$7,385	$9,542

Less:
Net income attributable to noncontrolling interest	570	524	661

Net income attributable to common stockholders	$14,983	$6,861	$8,881

Basic earnings per share	$0.75	$0.34	$0.44

Diluted earnings per share	$0.74	$0.34	$0.44

Basic weighted average shares outstanding	19,982,961	19,980,792	19,979,222

Diluted weighted average shares outstanding	20,136,282	20,131,738	20,022,994

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and

Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,281	$103,599
Accounts receivable, net	196,065	169,247
Inventories	116,457	94,877
Prepaid expenses and other	34,280	22,940

Total current assets	418,083	390,663
Property, plant and equipment, net	307,290	273,113
Goodwill and other noncurrent assets	113,876	116,797

Total assets	$839,249	$780,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,054	$10,258
Accounts payable	195,908	162,322
Accrued and other liabilities	75,388	83,798

Total current liabilities	281,350	256,378
Long-term debt, less current maturities	216,716	215,139
Other non-current liabilities	48,111	51,951

Total liabilities	546,177	523,468

Total stockholders’ equity	293,072	257,105

Total liabilities and stockholders’ equity	$839,249	$780,573

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and

Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Year Ended December 31, 2011	Year Ended December 31, 2010
Net cash provided by operating activities	$71,411	$74,940

Cash flows from investing activities:
Capital expenditures	(101,664)	(57,010)
Proceeds from disposals of property	568	9,893
Acquisition of Merix, net of cash acquired	—	(21,659)

Net cash used in investing activities	(101,096)	(68,776)

Cash flows from financing activities:
Proceeds from exercise of stock options	18	—
Repayments of capital lease obligations	(260)	(2,597)
Distributions to noncontrolling interest	(2,391)	(783)
Repayments of credit facilities, net of borrowings	—	(5,200)
Net cash effect of repayment of Senior Subordinated Notes	—	(170)
Repayment of Notes assumed in acquisition of Merix	—	(515)
Financing and other fees	—	(2,293)

Net cash used in financing activities	(2,633)	(11,558)

Net change in cash and cash equivalents	(32,318)	(5,394)

Beginning cash	103,599	108,993

Ending cash	$71,281	$103,599

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and

Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	December 31, 2011		September 30, 2011		December 31, 2010
Net sales by segment
Printed Circuit Boards	$224.0	83%	$224.4	80%	$196.7	81%
Assembly	45.0	17%	54.4	20%	47.2	19%

	$269.0	100%	$278.8	100%	$243.9	100%

	Percentage of Net Sales			Net Sales Increase
	Three Months Ended			Sequential:	Year/Year:
	Dec. 31,	Sep. 30,	Dec. 31,	4Q11 vs	4Q11 vs
	2011	2011	2010	3Q11	4Q10
Net sales by end market
Automotive	40%	41%	36%	(5%)	23%
Telecommunications	15%	17%	23%	(16%)	(29%)
Industrial & Instrumentation	23%	24%	24%	(7%)	9%
Computer and Datacommunications	18%	14%	13%	17%	47%
Military and Aerospace	4%	4%	4%	13%	6%

	100%	100%	100%	(4%)	10%

	4Q11	3Q11	2Q11	1Q11	4Q10
Working capital metrics
Days’ sales outstanding	65.6	63.9	64.0	65.3	62.5
Inventory turns	7.1	7.9	8.6	7.4	8.1
Days’ payables outstanding	85.8	80.0	77.4	84.3	76.3
Cash cycle (days)	30.8	29.4	28.4	29.6	30.8

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Operating income	$23.1	$21.4	$19.6
Add-back:
Depreciation and amortization	17.7	16.9	15.3
Non-cash stock compensation expense	1.9	1.9	1.3
Restructuring and impairment charges	0.9	—	(0.2)
Costs relating to acquisitions and equity registrations	0.5	0.1	—

Adjusted EBITDA	$44.1	$40.3	$36.0

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Net income attributable to common stockholders (GAAP)	$14,983	$6,861	$8,881

Adjustments:
Non-cash stock compensation expense	1,943	1,850	1,217
Amortization	920	931	946
Non-cash interest	399	399	399
Costs related to acquisitions and equity registrations	445	95	25
Restructuring and impairment charges	946	—	(232)
Special income tax items	—	(11)	(2,282)
Income tax effects of adjustments	(103)	—	78

Adjusted net income attributable to common stockholders	$19,533	$10,125	$9,032

Diluted weighted average shares outstanding (GAAP)	20,136,282	20,131,738	20,022,994

Diluted earnings per share (GAAP)	$0.74	$0.34	$0.44

Adjusted EPS	$0.97	$0.50	$0.45